Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 19, 2021

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.05

    Commerce Bancshares, Inc. announced earnings of $1.05 per share for the three months ended September 30, 2021, compared to $1.06 per common share in the same quarter last year and $1.38 per share in the second quarter of 2021. Net income attributable to Commerce Bancshares, Inc. (net income) for the third quarter of 2021 amounted to $122.6 million, compared to $132.4 million in the third quarter of 2020 and $162.3 million in the prior quarter. For the quarter, the return on average assets was 1.40%, the return on average equity was 13.74% and the efficiency ratio was 59.9%.

For the nine months ended September 30, 2021, earnings per common share totaled $3.54 compared to $1.80 for the first nine months of 2020. Net income attributable to Commerce Bancshares, Inc. amounted to $415.9 million for the nine months ended September 30, 2021, compared to $224.2 million in the comparable period last year. Year to date, the return on average assets was 1.65%, and the return on average equity was 16.14%.

In announcing these results, John Kemper, Chief Executive Officer, said, “We are pleased to report solid earnings again this quarter, reflecting continued robust contributions from our fee-based businesses. Trust fees grew 20.1% compared to the same quarter last year and 5.8% compared to the prior quarter. Bank card and deposit account fees continued to rebound strongly from last year’s lows. Although loan demand has been somewhat limited, we did experience increases in construction and consumer loans this quarter and our Company remains well-positioned to benefit from a strengthening economy. Our portfolio of private equity investments also performed well, driving net investment securities gains of $13.1 million. Non-interest expense increased compared to the same quarter last year, as higher incentive compensation reflected our improved financial performance in 2021 and certain business expenses that declined precipitously during the pandemic are rebounding from lows set one year ago. Additionally, other expense was elevated during the quarter, reflecting non-recurring litigation settlement expenses. Compared to the previous quarter, average deposits grew $344.0 million, or 1.2%, while average loan balances declined $731.5 million, or 4.6% (average PPP loan balances declined $689.2 million). As of September 30, 2021, 84% percent of our PPP loan balances have been forgiven.”

Mr. Kemper continued, “Credit quality of the loan portfolio remains excellent. This quarter, net loan charge-offs totaled $3.7 million, compared to $699 thousand in the prior quarter and $7.6 million in the third quarter of 2020. The ratio of annualized net loan charge-offs to average loans was .10% in the current quarter, .02% in the prior quarter and .18% in the third quarter of last year. Net charge-offs on consumer card loans declined $2.2 million from the prior quarter, and net charge-offs on consumer loans remained low. Non-performing assets totaled $10.5 million and also remained at very low levels. At September 30, 2021, the allowance for credit losses on loans

Exhibit 99.1
decreased to $162.8 million. Excluding Paycheck Protection Plan (PPP) loans, the allowance for credit losses on loans to total loans was 1.10% at September 30, 2021.”

Total assets at September 30, 2021 were $34.5 billion, total loans were $15.1 billion, and total deposits were $28.1 billion. During the quarter, the Company paid a cash dividend of $.263 per share, representing a 2.1% increase over the rate paid in the third quarter of 2020. The Company purchased 575,457 shares of its common stock this quarter.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
FINANCIAL SUMMARY
Net interest income	$214,037	$207,982	$215,962	$627,767	$620,084
Non-interest income	137,506	139,143	129,572	412,694	370,750
Total revenue	351,543	347,125	345,534	1,040,461	990,834
Investment securities gains (losses), net	13,108	16,804	16,155	39,765	(1,275)
Provision for credit losses	(7,385)	(45,655)	3,101	(59,272)	141,593
Non-interest expense	211,620	198,126	190,858	602,319	572,068
Income before taxes	160,416	211,458	167,730	537,179	275,898
Income taxes	34,662	45,209	34,375	111,947	54,209
Non-controlling interest (income) expense	3,193	3,923	907	9,373	(2,479)
Net income attributable to Commerce Bancshares, Inc.	122,561	162,326	132,448	415,859	224,168
Preferred stock dividends	—	—	7,466	—	11,966
Net income available to common shareholders	$122,561	$162,326	$124,982	$415,859	$212,202
Earnings per common share:
Net income — basic	$1.05	$1.38	$1.06	$3.55	$1.80
Net income — diluted	$1.05	$1.38	$1.06	$3.54	$1.80
Effective tax rate	22.05%	21.78%	20.61%	21.21%	19.47%
Tax equivalent net interest income	$216,858	$211,060	$219,118	$636,692	$629,773
Average total interest earning assets (1)	$33,306,752	$32,556,658	$29,352,970	$32,388,139	$27,419,514
Diluted wtd. average shares outstanding	116,077,229	116,450,430	116,444,157	116,365,204	116,609,592

RATIOS
Average loans to deposits (2)	54.44%	57.78%	66.23%	57.91%	69.12%
Return on total average assets	1.40	1.93	1.71	1.65	1.04
Return on average common equity (3)	13.74	19.12	15.21	16.14	8.93
Non-interest income to total revenue	39.11	40.08	37.50	39.66	37.42
Efficiency ratio (4)	59.95	56.90	55.00	57.76	57.37
Net yield on interest earning assets	2.58	2.60	2.97	2.63	3.07

EQUITY SUMMARY
Cash dividends per common share	$.263	$.263	$.257	$.788	$.771
Cash dividends on common stock	$30,645	$30,760	$30,174	$92,204	$90,640
Cash dividends on preferred stock	$—	$—	$7,466	$—	$11,966
Book value per common share (5)	$30.01	$29.89	$28.23
Market value per common share (5)	$69.68	$74.56	$53.61
High market value per common share	$75.68	$81.19	$59.13
Low market value per common share	$64.90	$70.69	$50.50
Common shares outstanding (5)	116,332,177	116,893,573	117,109,209
Tangible common equity to tangible assets (6)	9.71%	9.91%	10.11%
Tier I leverage ratio	9.31%	9.36%	9.39%

OTHER QTD INFORMATION
Number of bank/ATM locations	292	295	308
Full-time equivalent employees	4,582	4,590	4,825
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2020.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Interest income	$216,981	$211,133	$209,697	$214,726	$223,114	$637,811	$657,922
Interest expense	2,944	3,151	3,949	4,963	7,152	10,044	37,838
Net interest income	214,037	207,982	205,748	209,763	215,962	627,767	620,084
Provision for credit losses	(7,385)	(45,655)	(6,232)	(4,403)	3,101	(59,272)	141,593
Net interest income after credit losses	221,422	253,637	211,980	214,166	212,861	687,039	478,491
NON-INTEREST INCOME
Bank card transaction fees	42,815	42,608	37,695	39,979	37,873	123,118	111,818
Trust fees	48,950	46,257	44,127	41,961	40,769	139,334	118,676
Deposit account charges and other fees	25,161	23,988	22,575	24,164	23,107	71,724	69,063
Capital market fees	3,794	3,327	4,981	3,826	3,194	12,102	10,756
Consumer brokerage services	4,900	4,503	4,081	3,996	4,011	13,484	11,099
Loan fees and sales	6,842	7,446	10,184	9,031	9,769	24,472	17,653
Other	5,044	11,014	12,402	12,160	10,849	28,460	31,685
Total non-interest income	137,506	139,143	136,045	135,117	129,572	412,694	370,750
INVESTMENT SECURITIES GAINS (LOSSES), NET	13,108	16,804	9,853	12,307	16,155	39,765	(1,275)
NON-INTEREST EXPENSE
Salaries and employee benefits	132,824	130,751	129,033	129,983	127,308	392,608	383,004
Net occupancy	12,329	11,527	12,021	11,570	12,058	35,877	35,075
Equipment	4,440	4,605	4,353	4,526	4,737	13,398	14,313
Supplies and communication	4,530	4,033	4,125	4,193	4,141	12,688	13,226
Data processing and software	25,598	24,954	25,463	24,323	23,610	76,015	71,002
Marketing	5,623	5,680	5,158	5,028	4,926	16,461	14,706
Other	26,276	16,576	12,420	16,687	14,078	55,272	40,742
Total non-interest expense	211,620	198,126	192,573	196,310	190,858	602,319	572,068
Income before income taxes	160,416	211,458	165,305	165,280	167,730	537,179	275,898
Less income taxes	34,662	45,209	32,076	33,084	34,375	111,947	54,209
Net income	125,754	166,249	133,229	132,196	133,355	425,232	221,689
Less non-controlling interest expense (income)	3,193	3,923	2,257	2,307	907	9,373	(2,479)
Net income attributable to Commerce Bancshares, Inc.	122,561	162,326	130,972	129,889	132,448	415,859	224,168
Less preferred stock dividends	—	—	—	—	7,466	—	11,966
Net income available to common shareholders	$122,561	$162,326	$130,972	$129,889	$124,982	$415,859	$212,202
Net income per common share — basic	$1.05	$1.38	$1.12	$1.11	$1.06	$3.55	$1.80
Net income per common share — diluted	$1.05	$1.38	$1.11	$1.11	$1.06	$3.54	$1.80

OTHER INFORMATION
Return on total average assets	1.40%	1.93%	1.63%	1.63%	1.71%	1.65%	1.04%
Return on average common equity (1)	13.74	19.12	15.69	15.49	15.21	16.14	8.93
Efficiency ratio (2)	59.95	56.90	56.37	56.68	55.00	57.76	57.37
Effective tax rate	22.05	21.78	19.67	20.30	20.61	21.21	19.47
Net yield on interest earning assets	2.58	2.60	2.71	2.80	2.97	2.63	3.07
Tax equivalent net interest income	$216,858	$211,060	$208,774	$213,017	$219,118	$636,692	$629,773
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2021	June 30, 2021	September 30, 2020
ASSETS
Loans
Business	$5,277,850	$5,803,760	$6,683,413
Real estate — construction and land	1,257,836	1,103,661	1,009,729
Real estate — business	2,937,852	3,017,560	2,993,192
Real estate — personal	2,769,292	2,793,213	2,753,867
Consumer	2,049,559	2,049,166	2,006,360
Revolving home equity	281,442	283,568	324,203
Consumer credit card	569,976	586,358	647,893
Overdrafts	4,583	2,978	2,270
Total loans	15,148,390	15,640,264	16,420,927
Allowance for credit losses on loans	(162,775)	(172,395)	(236,360)
Net loans	14,985,615	15,467,869	16,184,567
Loans held for sale	16,043	23,697	39,483
Investment securities:
Available for sale debt securities	14,165,656	13,291,506	11,539,061
Trading debt securities	40,114	29,002	25,805
Equity securities	9,174	8,678	4,203
Other securities	184,450	176,439	122,532
Total investment securities	14,399,394	13,505,625	11,691,601
Federal funds sold	—	5,945	2,275
Securities purchased under agreements to resell	1,750,000	1,300,000	850,000
Interest earning deposits with banks	1,888,545	2,161,644	1,171,697
Cash and due from banks	344,460	358,122	357,616
Premises and equipment — net	377,476	371,989	377,853
Goodwill	138,921	138,921	138,921
Other intangible assets — net	14,458	14,148	7,183
Other assets	582,631	508,202	632,621
Total assets	$34,497,543	$33,856,162	$31,453,817
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,622,855	$11,085,286	$10,727,827
Savings, interest checking and money market	14,907,654	14,654,696	12,983,505
Certificates of deposit of less than $100,000	452,432	478,838	556,870
Certificates of deposit of $100,000 and over	1,163,343	1,267,417	1,433,577
Total deposits	28,146,284	27,486,237	25,701,779
Federal funds purchased and securities sold under agreements to repurchase	2,253,753	2,318,228	1,653,064
Other borrowings	4,006	2,194	782
Other liabilities	602,279	555,673	791,928
Total liabilities	31,006,322	30,362,332	28,147,553
Stockholders’ equity:
Common stock	589,352	589,352	563,978
Capital surplus	2,427,544	2,424,157	2,140,410
Retained earnings	396,655	304,739	326,890
Treasury stock	(92,047)	(53,018)	(69,050)
Accumulated other comprehensive income	159,166	220,390	343,435
Total stockholders’ equity	3,480,670	3,485,620	3,305,663
Non-controlling interest	10,551	8,210	601
Total equity	3,491,221	3,493,830	3,306,264
Total liabilities and equity	$34,497,543	$33,856,162	$31,453,817

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS:
Loans:
Business	$5,437,498	$6,211,610	$6,532,921	$6,580,300	$6,709,200
Real estate — construction and land	1,168,566	1,088,433	1,091,969	1,032,891	974,346
Real estate — business	2,982,847	3,014,955	3,022,979	3,029,799	2,989,652
Real estate — personal	2,775,638	2,804,388	2,826,112	2,778,462	2,722,300
Consumer	2,041,263	2,004,625	1,947,322	1,981,033	1,992,314
Revolving home equity	281,689	287,031	299,371	316,895	329,361
Consumer credit card	566,406	575,725	608,747	638,161	646,185
Overdrafts	5,110	3,735	3,546	3,762	2,689
Total loans	15,259,017	15,990,502	16,332,967	16,361,303	16,366,047
Allowance for credit losses on loans	(172,112)	(200,801)	(220,512)	(235,484)	(240,286)
Net loans	15,086,905	15,789,701	16,112,455	16,125,819	16,125,761
Loans held for sale	16,021	23,389	35,814	30,577	24,728
Investment securities:
U.S. government and federal agency obligations	727,566	719,849	725,367	774,640	770,361
Government-sponsored enterprise obligations	50,785	50,793	50,801	69,133	102,749
State and municipal obligations	2,039,942	1,966,673	1,958,637	1,967,408	1,767,526
Mortgage-backed securities	7,115,419	6,685,407	6,998,521	6,646,345	6,259,926
Asset-backed securities	3,028,076	2,653,928	2,085,491	1,819,467	1,520,988
Other debt securities	608,642	605,772	570,115	533,646	514,166
Unrealized gain on debt securities	230,058	197,124	283,511	329,477	368,154
Total available for sale debt securities	13,800,488	12,879,546	12,672,443	12,140,116	11,303,870
Trading debt securities	32,238	34,955	32,320	28,040	27,267
Equity securities	8,756	4,914	4,321	4,221	4,193
Other securities	183,397	156,984	154,030	130,145	120,253
Total investment securities	14,024,879	13,076,399	12,863,114	12,302,522	11,455,583
Federal funds sold	792	1,338	7	355	337
Securities purchased under agreements to resell	1,633,205	937,372	849,999	849,998	849,994
Interest earning deposits with banks	2,602,896	2,724,782	1,480,331	1,082,644	1,024,435
Other assets	1,261,277	1,258,989	1,308,105	1,291,907	1,389,683
Total assets	$34,625,975	$33,811,970	$32,649,825	$31,683,822	$30,870,521

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$11,475,113	$11,109,198	$10,438,637	$10,275,735	$9,801,562
Savings	1,484,923	1,474,391	1,333,177	1,234,481	1,193,079
Interest checking and money market	13,343,180	13,283,481	12,970,629	12,198,928	11,731,494
Certificates of deposit of less than $100,000	464,367	491,446	516,728	542,212	573,207
Certificates of deposit of $100,000 and over	1,289,665	1,354,685	1,230,075	1,339,301	1,447,968
Total deposits	28,057,248	27,713,201	26,489,246	25,590,657	24,747,310
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	2,360,876	2,165,696	2,166,072	2,028,457	1,855,971
Other borrowings	347	978	831	1,013	1,225
Total borrowings	2,361,223	2,166,674	2,166,903	2,029,470	1,857,196
Other liabilities	667,786	527,401	608,212	727,569	899,890
Total liabilities	31,086,257	30,407,276	29,264,361	28,347,696	27,504,396
Equity	3,539,718	3,404,694	3,385,464	3,336,126	3,366,125
Total liabilities and equity	$34,625,975	$33,811,970	$32,649,825	$31,683,822	$30,870,521

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS:
Loans:
Business (1)	3.43%	3.15%	3.09%	3.01%	2.95%
Real estate — construction and land	3.51	3.56	3.54	3.72	3.74
Real estate — business	3.46	3.49	3.52	3.51	3.53
Real estate — personal	3.27	3.31	3.40	3.44	3.56
Consumer	3.71	3.84	4.02	4.07	4.19
Revolving home equity	3.46	3.43	3.38	3.37	3.29
Consumer credit card	11.29	11.22	10.97	11.60	11.40
Overdrafts	—	—	—	—	—
Total loans	3.74	3.65	3.66	3.69	3.69
Loans held for sale	4.63	4.20	3.44	3.54	4.25
Investment securities:
U.S. government and federal agency obligations	5.74	5.52	2.54	2.63	3.71
Government-sponsored enterprise obligations	2.30	2.33	2.36	2.23	2.17
State and municipal obligations (1)	2.35	2.41	2.46	2.44	2.53
Mortgage-backed securities	1.53	1.11	1.39	1.37	1.95
Asset-backed securities	1.08	1.25	1.39	1.59	1.90
Other debt securities	2.04	2.06	2.15	2.19	2.35
Total available for sale debt securities	1.80	1.64	1.67	1.70	2.18
Trading debt securities (1)	1.01	1.19	1.08	1.40	1.66
Equity securities (1)	23.92	43.10	49.56	50.71	47.15
Other securities (1)	7.46	11.90	5.26	10.03	6.74
Total investment securities	1.89	1.78	1.72	1.81	2.24
Federal funds sold	.50	.60	—	1.12	—
Securities purchased under agreements to resell	2.19	4.46	5.31	5.24	5.26
Interest earning deposits with banks	.15	.11	.10	.10	.10
Total interest earning assets	2.62	2.64	2.76	2.86	3.07

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.08	.08	.08	.09	.09
Interest checking and money market	.05	.05	.06	.07	.10
Certificates of deposit of less than $100,000.18		.27	.37	.51	.71
Certificates of deposit of $100,000 and over	.14	.20	.35	.47	.69
Total interest bearing deposits	.06	.07	.09	.12	.18
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.08	.06	.06	.06	.09
Other borrowings	1.14	.82	.98	—	—
Total borrowings	.08	.06	.06	.06	.09
Total interest bearing liabilities	.06%	.07%	.09%	.11%	.17%

Net yield on interest earning assets	2.58%	2.60%	2.71%	2.80%	2.97%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$172,395	$200,527	$220,834	$236,360	$240,744	$220,834	$160,682
Adoption of ASU 2016-13	—	—	—	—	—	—	(21,039)
Provision for credit losses on loans	(5,961)	(27,433)	(10,355)	(7,510)	3,200	(43,749)	123,559
Net charge-offs (recoveries):
Commercial portfolio:
Business	65	(4,909)	(4)	581	208	(4,848)	3,084
Real estate — construction and land	—	—	1	(2)	(1)	1	(1)
Real estate — business	(5)	(85)	20	(7)	(13)	(70)	(40)
	60	(4,994)	17	572	194	(4,917)	3,043
Personal banking portfolio:
Consumer credit card	2,908	5,155	8,981	5,975	7,263	17,044	20,004
Consumer	496	378	763	1,160	211	1,637	3,284
Overdraft	243	148	153	335	200	544	942
Real estate — personal	(26)	(16)	15	(18)	(198)	(27)	(273)
Revolving home equity	(22)	28	23	(8)	(86)	29	(158)
	3,599	5,693	9,935	7,444	7,390	19,227	23,799
Total net loan charge-offs	3,659	699	9,952	8,016	7,584	14,310	26,842
Balance at end of period	$162,775	$172,395	$200,527	$220,834	$236,360	$162,775	$236,360
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$22,784	$24,208	$42,430	$38,307	$35,200

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	—%	(.32%)	—%	.04%	.01%	(.11%)	.07%
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	(.01)	—	—	—	—	—
	—	(.19)	—	.02	.01	(.06)	.04
Personal banking portfolio:
Consumer credit card	2.04	3.59	5.98	3.72	4.47	3.91	3.93
Consumer	.10	.08	.16	.23	.04	.11	.22
Overdraft	18.87	15.89	17.50	35.43	29.59	17.59	39.16
Real estate — personal	—	—	—	—	(.03)	—	(.01)
Revolving home equity	(.03)	.04	.03	(.01)	(.10)	.01	(.06)
	.25	.40	.71	.52	.52	.45	.57
Total	.10%	.02%	.25%	.19%	.18%	.12%	.23%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.07%	.07%	.14%	.16%	.25%
Non-performing assets to total assets	.03	.03	.07	.08	.13
Allowance for credit losses on loans to total loans(2)	1.07	1.10	1.22	1.35	1.44

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,293	$8,839	$20,215	$22,524	$37,295
Real estate — construction and land	—	—	—	—	1
Real estate — business	577	655	1,572	2,230	1,063
Real estate — personal	1,551	1,672	1,719	1,786	1,911
Total	10,421	11,166	23,506	26,540	40,270
Foreclosed real estate	115	229	208	93	57
Total non-performing assets	$10,536	$11,395	$23,714	$26,633	$40,327
Loans past due 90 days and still accruing interest	$10,496	$12,338	$21,512	$22,190	$14,436
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.10% and 1.17% as of September 30, 2021 and June 30, 2021, respectively.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2021
For the quarter ended September 30, 2021, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $122.6 million, compared to $162.3 million in the previous quarter and $132.4 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of an increase in the provision for credit losses, higher non-interest expense, and lower investment securities gains, partly offset by higher net interest income and lower income tax expense. Compared to the prior quarter, the provision for credit losses increased due to a smaller decrease in the estimate of the allowance for credit losses on loans and unfunded lending commitments and higher net loan charge-offs. The net yield on interest earning assets declined two basis points to 2.58%. Average loans declined $731.5 million compared to the previous quarter, while average available for sale debt securities grew $920.9 million, and average deposits increased $344.0 million. For the quarter, the return on average assets was 1.40%, the return on average common equity was 13.74%, and the efficiency ratio was 59.9%.

Balance Sheet Review
During the 3rd quarter of 2021, average loans totaled $15.3 billion, a decrease of $731.5 million from the prior quarter, and declined $1.1 billion, or 6.8%, from the same quarter last year. Period end loans decreased $491.9 million compared to the prior quarter. Compared to the previous quarter, average balances of business, business real estate and personal real estate loans declined $774.1 million (includes a decline of $689.2 million in Paycheck Protection Program (PPP) loan balances), $32.1 million and $28.7 million, respectively. This decline was partially offset by growth in construction and consumer loans of $80.1 million and $36.6 million, respectively. The period end balance of PPP loans decreased $546.4 million during the 3rd quarter of 2021 and totaled $307.9 million at September 30, 2021. As of September 30, 2021, 97% of round 1 and 35% of round 2 PPP loan balances have been forgiven. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $119.3 million, compared to $164.6 million in the prior quarter.

Total average available for sale debt securities increased $920.9 million over the previous quarter to $13.8 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed and asset-backed securities. During the current quarter, purchases of securities totaled $1.8 billion with a weighted average yield of approximately 1.20%. Maturities and pay downs were $817.2 million, and there were no sales during the quarter. At September 30, 2021, the duration of the investment portfolio was 3.5 years, and maturities and pay downs of approximately $2.8 billion are expected to occur during the next 12 months.

Total average deposits increased $344.0 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from growth in demand deposits of $365.9 million. Additionally, interest checking and money market deposits grew $59.7 million, while certificate of deposit balances declined $92.1 million. Compared to the previous quarter, total average commercial deposits grew $360.1 million. The average loans to deposits ratio was 54.4% in the current quarter and 57.8% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.4 billion in the 3rd quarter of 2021 and $2.2 billion in the prior quarter.
Net Interest Income
Net interest income in the 3rd quarter of 2021 amounted to $214.0 million, an increase of $6.1 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $5.8 million over the previous quarter to $216.9 million. The increase in net interest income was mainly due to higher income earned on investment securities, partly offset by lower interest earned on loans and securities purchased under agreements to resell. The net yield on earning assets (tax equivalent) decreased to 2.58%, compared to 2.60% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $1.7 million. This decrease was mostly a result of lower average business loan balances, partially offset by higher yields on business loans and higher average construction loan balances. The increase in the yield on business loans was driven primarily by an increase in the yield on PPP loans, which grew to 7.73% this quarter. Excluding PPP loans, the yield on business loans was 2.92% in the 3rd quarter of 2021 compared to 3.00% in the prior quarter. The average tax-equivalent yield on the loan portfolio increased nine basis points to 3.74% this quarter.

Interest income on investment securities (tax equivalent) increased $8.6 million over the previous quarter, due to both higher rates earned and average balances. Interest income earned on U.S. government and federal agency securities increased modestly, as inflation income from Treasury inflation-protected securities inflation income increased $591 thousand this quarter to $7.4 million. At September 30, 2021, the Company recorded a $5.0 million adjustment to premium amortization, which increased interest income this quarter to reflect moderately slower forward prepayment speed estimates on mortgage-backed securities. The yield on total investment securities was 1.89% in the current quarter, compared to 1.78% in the previous quarter.

The average rate paid on interest bearing deposits totaled .06% in the 3rd quarter of 2021, compared .07% in the prior quarter. Interest expense on deposits decreased $359 thousand this quarter compared to the previous quarter mainly due to lower rates paid on certificate of deposit accounts. The overall rate paid on interest bearing liabilities was .06% in the current quarter, compared to .07% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2021, total non-interest income amounted to $137.5 million, an increase of $7.9 million, or 6.1%, compared to the same period last year and decreased $1.6 million compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust fees, bank card fees, and deposit account fees, partially offset by lower loan fees and sales.

Total net bank card fees in the current quarter increased $4.9 million, or 13.0%, over the same period last year, and increased $207 thousand compared to the prior quarter. Net corporate card fees increased $3.1 million, or 15.3%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees increased $681 thousand, or 7.0%, mainly due to higher interchange fees. Net merchant income increased $651 thousand, or 14.3%, and net credit card fees increased $504 thousand, or 15.0%. Total net

COMMERCE BANCSHARES, INC.                                 Exhibit 99.1
Management Discussion of Third Quarter Results
September 30, 2021
bank card fees this quarter were comprised of fees on corporate card ($23.3 million), debit card ($10.4 million), merchant ($5.2 million) and credit card ($3.9 million) transactions.

In the current quarter, trust fees increased $8.2 million, or 20.1%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees increased $2.1 million, or 8.9%, mainly due to higher overdraft and return item fees and corporate cash management fees. Loan fees and sales, mostly mortgage banking revenue, declined $2.9 million, or 30.0%, over amounts recorded in the same quarter last year. Consumer brokerage fees increased $889 thousand, or 22.2%, compared to the same quarter last year, mainly due to growth in annuity and advisory fees.

Other non-interest income decreased from the same period last year mainly due to lower cash sweep commissions and tax credit sales fees of $1.6 million and $1.1 million, respectively. Additionally, a $2.0 million loss was recorded this quarter on an equity method investment. For the 3rd quarter of 2021, non-interest income comprised 39.1% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded investment net gains of $13.1 million in the current quarter, compared to net gains of $16.8 million in the prior quarter and net gains of $16.2 million in the 3rd quarter of 2020. Net gains on investments in the current quarter primarily resulted from unrealized fair value gains of $13.0 million in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $211.6 million, compared to $190.9 million in the same period last year and $198.1 million in the prior quarter. The increase in non-interest expense compared to the same period last year and the prior quarter was mainly due to litigation settlement expense, higher salaries and benefits expense and data processing and software expense.

Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $5.5 million, mostly due to higher incentive compensation. Full-time equivalent employees totaled 4,582 and 4,825 at September 30, 2021 and 2020, respectively.

Data processing and software expense increased $2.0 million due to higher bank card processing fees and increased costs for service providers. Other non-interest expense increased mainly due to $8.2 million in litigation settlement costs. Additionally, legal and professional fees and travel and entertainment expense increased $1.3 million and $1.1 million, respectively.

Income Taxes
The effective tax rate for the Company was 22.0% in the current quarter, 21.8% in the previous quarter, and 20.6% in the 3rd quarter of 2020.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2021 amounted to $3.7 million, compared to $699 thousand in the prior quarter and $7.6 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .10% in the current quarter, .02% in the previous quarter, and .18% in the 3rd quarter of last year. Net loan charge-offs on personal banking loans decreased $2.1 million to $3.6 million.

In the 3rd quarter of 2021, annualized net loan charge-offs on average consumer credit card loans were 2.04%, compared to 3.59% in the previous quarter, and 4.47% in the same quarter last year. Consumer loan net charge-offs were .10% of average consumer loans in the current quarter, .08% in the prior quarter and .04% in the same quarter last year.

During the 3rd quarter of 2021, the economy continued to recover from the pandemic and the economic forecast utilized in the allowance for credit loss model continued to improve. This improvement, coupled with other model inputs, resulted in a decrease in the allowance for credit losses as of September 30, 2021. At September 30, 2021, the allowance for credit losses on loans totaled $162.8 million, or 1.07% of total loans and 1.10% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at September 30, 2021 was $22.8 million, a decrease of $1.4 million from the liability at June 30, 2021.

At September 30, 2021, total non-performing assets amounted to $10.5 million, a decrease of $859 thousand from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($10.4 million and $115 thousand, respectively). At September 30, 2021, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $8.3 million, personal real estate loans of $1.6 million, and business real estate loans of $577 thousand. Loans more than 90 days past due and still accruing interest totaled $10.5 million at September 30, 2021.

Other
During the 3rd quarter of 2021, the Company paid a cash dividend of $.263 per common share, representing a 2.1% increase over the same period last year. The Company purchased 575,457 shares of treasury stock during the current quarter at an average price of $69.80.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.